For Further Information:
At Financial Relations Board
Bob Leahy
212-827-3770
bleahy@frbir.com

Manchester, Inc. Acquires
Nice Cars, Inc. & Nice Cars Capital Acceptance Corp.

Dallas, Texas, October 6, 2006 - Manchester, Inc. (OTCBB: MNCS.OB) today announced they have completed the acquisition of Nice Cars, Inc., a privately held Buy-Here/Pay-Here auto dealership as well as its affiliate Nice Cars Capital Acceptance Corporation, a credit acceptance company.

Under the terms of the agreement, Manchester, Inc. paid an aggregate of $25 million in cash and issued 6.25 million shares of the Company’s common stock to the previous owners of the two entities, aggregating to a total value of $72.5 million based upon the average trading price of the Company’s common stock on the day of Closing.. In addition, the owners of these entities will receive 5 year employment contracts to continue running the dealerships. The Company financed the cash portion of the purchase price through the utilization of its $300 million credit facility.

James A. Worosz, Senior VP-Finance, Manchester, said “Nice Cars is the first acquisition under our strategic business plan to become the leader in the Buy-Here/Pay-Here automotive segment of the used car industry. Nice Cars showed strong growth in sales and operating income for both entities during 2005 and we expect them to significantly contribute to both our top and bottom lines going forward.” The Company also stated that they are currently pursuing a number of additional acquisitions and they expect to announce them in the near future.

Ray Lyle, of Nice Cars, Inc. stated, “We couldn’t be more excited about teaming up with Manchester. This partnership will permit us to focus totally on selling cars and expanding our business. It addresses reduction of personal liability, liquidity, and provides a stable supply of capital, all issues important to all dealers in this business. We will also work with Manchester to introduce dealerships that might be appropriate acquisition considerations as they continue to grow their Buy Here/Pay Here family of companies.”

Under the terms of the Nice Cars acquisition agreement, the Company has arranged to cancel 6.6 million shares of third party restricted common stock as of the same date as the acquisition of Nice Cars and in exchange will register 6.6 million remaining shares of third party restricted common stock in October 2007. Upon completion of this acquisition; the Company has approximately 33 million shares issued and outstanding.

Manchester, Inc. also announced the retirement of Mr. Herbert Hirsh from the Board of Directors of the Company. The Company is seeking a replacement and expects to fill this position very shortly.

About Nice Cars

Nice Cars, Inc. headquartered in Chattanooga, Tennessee, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market. Buy-Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems. Nice Cars recorded sales of approximately $76 million for the year ended December 31, 2005, compared to sales of approximately $57 million for the same period in 2004. It recorded sales of $9.3 million for the month of September 2006 resulting in a current annualized run rate of $112 million. In addition, it has recently opened a mega lot in Atlanta and expects to grow from six lots to nine lots within ninety days, thereby fostering additional significant growth. In addition to the operations that continually generate new receivables, the acquisition included more than $100 million in existing accounts receivable.

Nice Cars Acceptance is a financial services affiliate of Nice Cars, Inc. that purchases the retail sales contracts of Nice Cars, Inc. and assumes all rights and responsibilities with respect to sales contracts with varying terms, generally ranging from 24-48 months. Mr. Ray Lyle, the principal shareholder of Nice Cars prior to the acquisition, is well known in the industry and has won several awards. He was elected National Quality Dealer of the Year in 2005 by the 22,000 member National Independent Auto Dealers Association. Most recently, the Chattanooga Free Press named Nice Cars the “Best Used Car Dealer” in their market area survey of all new and pre-owned dealers. He is a featured speaker at the National Buy Here Pay Here and Special Finance conference in Las Vegas this weekend that is to be attended by over 2,000 dealers.

About Manchester, Inc.
Manchester, Inc. headquartered in Dallas, Texas, seeks to create the preeminent company in the Buy-Here/Pay-Here auto business selling and financing used vehicles to credit-impaired borrowers. The Company intends to sell acquired and newly generated portfolios through a securitization process thereby permitting the Company to continue its growth, and pay down its revolving credit facilities before the customers pay off their loans.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company’s ability to retain key management and employees; intense competition and the Company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester SEC filings.

###